As filed with the Securities and Exchange Commission on August 13, 2002.

Registration No. 333-88656

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
Form S-8/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bernard, Allan & Edwards, Inc.
 (Exact name of registrant as specified in its charter)

Florida                                          41-1964282
(State or other jurisdiction of         (I.R.S. Employer
 incorporation or organization)        Identification No.)

1016 Shore Acres Drive, Leesburg, Florida 34748

 (Address of Principal Executive Offices)     (Zip Code)

BAE Benefit Plan I
(Full title of the plan)

Michael McLauglin

1016 Shore Acres Drive, Leesburg, Florida 34748

 (Name and address of agent for service)

(800) 769-1037
 (Telephone number, including area code, of agent for
         service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered Common Stock	Amount to be registered(1) 250,000	Proposed maximum offering price per share(2) $.02	Proposed maximum aggregate offering price(2) $5,000	Amount of registration fee(3) $7.55 (Paid)

(1) This Amended Registration Statement, pursuant to Rule 416, covers any additional shares of no par value common stock (shares) which become issuable under the Registrants BAE Employee Benefit Plan (Plan) set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

(2) Estimated solely for the purpose of computing the amount of the registration fee under Rule 457(h)(1) of the Securities Act of 1933, as amended. The proposed maximum offering price per share represents the book value of the Registrant on a per share basis on May 15, 2002.

(3) Already paid. This Amended Registration Statement deregisters 3,850,000 shares of common stock previously registered.

Approximate date of commencement of proposed sale to public: From time to time after the Registration Statement becomes effective.
--------------------------------

PART I

Cross Reference Sheet Required by Item 501
ITEM IN FORM S-8	CAPTION IN PROSPECTUS
1. General Plan Information	Cover Page;
2. Registrant Information	Available Information
3. Incorporation of Documents by Reference	Incorporation by Reference
4. Description of Securities	Description of the Securities
5. Interests of Named Experts and Counsel	Legal Matters; Experts
6. Indemnification of Directors and Officers	Indemnification; Part II, Item 6
7. Exemption from Registration Claimed	Not Applicable (See Part II, Item 7)
8. Exhibits	(See Part II, Item 8)
9. Undertakings	(See Part II, Item 9)

INFORMATION REQUIRED IN THE SECTION 10(a) prospectus

Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is included in the Reoffer Prospectus which follows. The Reoffer Prospectus together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement constitute the Section 10(a) prospectus.

REOFFER PROSPECTUS

The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrants BAE Employee Benefit Plan by consultants, advisors and employees of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

THIS AMENDED REGISTRATION STATEMENT

DEREGISTERS FROM REGISTRATION UNDER THE PLAN

THE AMOUNT OF 3,850,000 SHARES OF COMMON STOCK

AND RELATES TO 250,000 SHARES OF COMMON STOCK

REMAINING IN THE PLAN

BERNARD, ALLAN & EDWARDS, INC.

---------------

BAE BENEFIT PLAN I

---------------

This reoffer prospectus relates to the offering by employees, advisors and consultants of Bernard, Allan & Edwards, Inc. of up to 250,000 shares (subject to adjustment in certain circumstances) of our no par value common stock.

This prospectus will be used by our non-affiliates as well as persons who are our affiliates, as that term is defined under the Securities Act of 1933 to effect resales of the shares. See Selling Stockholders. We will receive no part of the proceeds of any such sales.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by us. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

The date of this prospectus is July 31, 2002.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, including Sections 14(a) and 14(c) relating to proxy and information statements, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 233 Broadway, New York, New York 10279; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates and at the Commissions Website at www.sec.gov.

We furnish annual reports to our shareholders which include audited financial statements. We may furnish such other reports as may be authorized, from time to time, by our Board of Directors.

INCORPORATION BY REFERENCE

Certain documents have been incorporated by reference into this prospectus, either in whole or in part. We will provide without charge (1) to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (2) documents and information required to be delivered to our directors pursuant to Rule 428(b). Requests for such information shall be addressed to us at 1016 Shore Acres Drive, Leesburg, Florida 34478, (800) 769-1037.

INTRODUCTION

We have been providing financial services to United States consumers through a broker-dealer subsidiary since March, 2001. Our business plan was to affiliate with or acquire small to medium sized accounting and tax preparation businesses in Florida for the purpose of providing financial products and services to the customers of those firms. In May, 2002 we divested our broker-dealer subsidiary and at the date of this prospectus we do not have an operating subsidiary or a source of operating income. Management is evaluating a number of business opportunities but has not taken a decision.

SELLING STOCKHOLDERS

This prospectus covers possible sales by our employees, advisors and consultants some of whose names are not included herein. The names of such employees, advisors and consultants who may be selling stockholders from time to time are listed below, along with the number of shares of common stock currently owned by them, and the number of shares offered for sale hereby. The number of shares offered for sale by such individuals, or by individuals not named herein, may be updated in supplements to this prospectus, which will be filed with the Securities and Exchange Commission in accordance with Rule 424(b) under the Securities Act of 1933, as amended.
Name of Selling Stockholder	Shares Owned	Percent	Shares Offered	Shares Remaining
Peter Amaral(1)	350,000	3.9%	250,000	100,000

(1) The stockholders listed in the table have sole voting and investment powers with respect to the shares. Their addresses are in care of the Company.

(2) Represents shares held as the lead advisor with the expectation that some or all of these shares will transferred in payment to additional advisors, consultants or employees.

METHOD OF SALE

Sales of the shares offered by this prospectus are expected to be made on the NASDAQ OTCBB (Over the Counter Bulletin Board). We are not presently quoted on the OTCBB but have recently obtained a market maker and are in process of completing the required materials for submission to the NASD. Our common stock may also be sold in other markets or in negotiated transactions. Sales will be at prices current when the sales take place and will generally involve payment of customary brokers commissions. There is no present plan of distribution.

INDEMNIFICATION

Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in that Act and is therefore unenforceable.

APPLICABLE SECURITIES LAW RESTRICTIONS

If the selling stockholder is deemed to be an affiliate (as that term is defined under the Securities Act of 1933), the resale of the shares will be subject to certain restrictions and requirements.

In addition to the requirements imposed by the Securities Act of 1933, the antifraud provisions of the Securities Exchange Act of 1934 and the rules thereunder (including Rule 10b-5) are applicable to any sale of shares.

We have authorized 80,000,000 shares of common stock of which 5,013,400 shares are outstanding giving effect to the deregistration of 3,850,000 shares by this Amended Registration Statement. The shares of common stock outstanding are fully paid and nonassessable, and each share of stock is entitled to one vote at all shareholders meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a shareholder. Shareholders do not have the right to cumulate their votes for the election of directors.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed on for us by Amaral Law Firm, Boca Raton, Florida. Mr. Peter Amaral owns 350,000 shares of our common stock individually.

EXPERTS

The financial statements of the Company incorporated by reference to the Companys Annual Report on Form 10-K for the year ended December 31, 2001 were audited by Larry Legal, CPA independent certified public accountant.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference in this Registration

Statement the following documents previously filed with the Securities and Exchange Commission:

(a) The Registrants Annual Report on Form 10-K for the year ended December 31, 2001, filed pursuant to the Securities Exchange Act of 1934 (the Exchange Act);

(b) The Registrants Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed pursuant to Section 13(a) of the Exchange Act;

(c) The description of the Registrants common stock contained in the Registrants Registration Statement on Form SB-2 filed under the Securities Act of 1933, as amended (Registration No. 333-62994), including any amendments or reports filed for the purpose of updating such description; and

(d) All other reports and subsequent reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold at the time of such amendment will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable. See Item 3(c), above.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of common stock offered by this Registration Statement will be passed on by Amaral Law Firm. Mr. Peter Amaral, a principal of said firm owns, or has voting power of 350,000 shares of the Registrants common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrants Bylaws provide for indemnification of its officers and directors to the full extent provided by Florida law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The following is a list of Exhibits filed as part of the Registration

Statement filed on May 2, 2002:

5.1 Opinion and consent of Amaral Law Firm

23.1 Consent of Larry Legal, CPA

ITEM 9. UNDERTAKINGS

The Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in Registration Statement; (3) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cape Coral, Florida, on August 13, 2002

BERNARD, ALLAN & EDWARDS, INC

By: /s/ Michael P. McLaughlin

Michael P. McLaughlin, Chief Executive Officer

Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on August 13, 2002.

Name	Title
/s/ Michael P. McLaughlin Michael P. McLaughlin	Chairman of the Board of Directors, and CEO

/s/Thomas A. LaRossa	President, Director
Thomas A. LaRossa